EXHIBIT 99.1

Press release on the following article:

Contact:	Owen J. Onsum President & CEO FIRST NORTHERN COMMUNITY BANCORP & FIRST NORTHERN BANK P.O. Box 547 Dixon, California (707) 678-3041	August 4, 2003

First Northern Community Bancorp – 2nd Quarter Earnings Report

Year-to-Date Net Income Up 19.2%

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the second quarter of 2003. Net income for the quarter ending June 30, 2003 was $1.58 million, up 13.7% from the $1.39 million earned in the same period in 2002. Diluted earnings per share for the quarter was $0.45, which was up 18.4%, compared to the $0.38 per share earned a year ago (the 2002 per share earnings was adjusted for a 6% stock dividend issued March 31, 2003).

Year-to-date net income as of June 30, 2003 was reported at $3.16 million, an increase of 19.2% from the $2.65 million earned in the same fiscal period last year. Diluted earnings per share for the six months ending June 30, 2003 of $0.90 was up 23.3% from the $0.73 reported last year. Annualized Return on Average Assets for the period ending June 30, 2003 was 1.26%, compared to 1.20% for the same period in 2002. Annualized Return on Beginning Core Equity was 15.75%, compared to 13.48% one year ago.

Total assets at June 30, 2003 were $517.8 million, an increase of $67.9 million, or 15.1% over the second quarter of 2002. Total deposits of $459.4 million increased $58.0 million or 14.4% compared to June 30, 2002 figures. During that same period, total net loans increased $77.5 million, or 26.1%, to $374.7 million.

Owen “John” Onsum, President and Chief Executive Officer stated, “We are again pleased with First Northern Community Bancorp’s ability to post healthy gains across all our lines of operation during such uncertain economic times. With the Federal Reserve dropping short-term interest rates another 25 basis points last month, we are facing, along with all financial institutions, the challenges of responding to a narrowing interest rate margin. This has us focusing on areas we can expand our non-interest income. In light of the current refinancing environment, our mortgage banking operation continues to provide the Company with strong fee income. While the growth of the Company’s overall loan portfolio continues to be strong, we are maintaining our conservative loan loss reserving practices.”

First Northern Bank, established in 1910, is a community-based bank with branch offices strategically located to serve businesses and individuals in the communities of Dixon, Davis, Fairfield, Sacramento, Suisun City, Vacaville, West Sacramento, Winters, and Woodland. First Northern Bank has Real Estate Loan Offices in Davis, Vacaville, Roseville and El Dorado Hills, and an SBA Loan Department and Trust Department in Sacramento. In mid-August 2003, the Bank will open a full service real estate loan office in Woodland. First Northern offers a wide range of SBA, real estate, commercial, agricultural and consumer loans, as well as a full array of non-FDIC insured investment and brokerage products and services. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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